EXHIBIT 11

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                            VARITRONIC SYSTEMS, INC.

                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

                                  (UNAUDITED)

                                                             YEAR ENDED JULY 31,
                                                      1995          1994          1993
Primary
  Net income                                       $  542,945    $1,689,780    $2,620,911
  Weighted average number of common shares
    outstanding during the period                   2,320,743     2,615,291     2,781,381
  Add common equivalent shares for
  outstanding options to purchase stock
    using the treasury stock method                    18,960        26,377        16,124
             Total common and common equivalent
               shares outstanding                   2,339,703     2,641,668     2,797,505

Primary income per common share                        $.23          $.64          $.94




Fully Diluted
  Net income                                       $  542,945    $1,689,780    $2,620,911
  Weighted average number of common shares
    outstanding during the period                   2,320,743     2,615,291     2,781,381
  Add common equivalent shares for
    outstanding options to purchase stock
    using the treasury stock method                    22,243        34,804        32,539

            Total common and common equivalent
              shares outstanding                    2,342,986     2,650,095     2,813,920

Fully diluted income per common share                  $.23         $.64           $.93

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